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                                    Exhibit 5

                        [Faegre & Benson LLP letterhead]

                               Opinion of Counsel

May 2, 2000


ACT Teleconferencing, Inc.
Suite 130
1658 Cole Boulevard
Golden, Colorado 80401

     RE: Registration on Form S-1

Ladies and Gentlemen:

     You have requested our opinion as counsel for ACT Teleconferencing, Inc., a Colorado corporation, in connection with your registration statement on Form S-1 under the Securities Act of 1933, as amended, and the rules and regulations promulgated under the Securities Act, for an offering of 2,000,000 shares of ACT common stock, no par value.

     We have examined ACT's Form S-1 filed with the Securities and Exchange Commission on or about March 9, 2000 and Amendment No. 1 thereto filed on or about May 2, 2000. We have also examined the amended and restated articles of incorporation of ACT as on file with the Secretary of State of the State of Colorado, the amended and restated bylaws and the minute book of ACT, various exhibits filed in connection with the registration statement, and other documents as we have deemed necessary to provide a basis for the opinion expressed in this opinion. We have also consulted with officers and directors of ACT to clarify, confirm, or supplement the foregoing documentation.

     Based on the foregoing, it is our opinion that the shares of common stock, when issued as contemplated in the registration statement, will be legally and validly issued, will be fully paid and non-assessable, and all of the necessary corporate action on the part of ACT will have been taken to authorize the sale of the shares.

     We consent to the filing of this opinion as an exhibit to the registration statement and consent to the use of our name under the caption "Legal Matters" in the prospectus.

                                Very truly yours,
                                /s/ FAEGRE & BENSON LLP
                                Faegre & Benson LLP